 Exhibit 99.1

News For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005 Media Contact: Eric Epperson (901) 495-7301

AutoZone Board Amends Rights Agreement,
Sets Date for Stockholder Meeting

MEMPHIS, Tenn., Oct. 10  -- AutoZone, Inc. (NYSE: AZO) announced today that its board of directors has amended the company's stockholder rights agreement. The plan's expiration date has been changed to October 20, 2000. The board has determined the rights agreement and the preferred share purchase rights it granted are not in the best interest of the company at this time and has therefore taken this action.

In addition, AutoZone has entered into an agreement with ESL Investments and its affiliates in which ESL has agreed not to vote any shares acquired after October 20, 2000, until after April 1, 2004, unless AutoZone's board otherwise permits.

Also, the board set the stockholder's meeting date for December 14, 2000. All shareholders of record as of the close of business on October 17 are entitled to vote at the meeting.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,915 AutoZone stores in 42 states in the U.S. plus the District of Columbia and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA and diagnostic nd repair information through alldatadiy.com.